INTERVIDEO, INC.

EXHIBIT 21.1

Subsidiaries

InterVideo Digital Technology Corp., incorporated in accordance with the Company Law of the Republic of China.

Ulead Systems, Inc., incorporated in accordance with the Company Law of the Republic of China.